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                                                                      EXHIBIT 21


List of Subsidiaries


Capital Staffing Fund, Inc.
Co-Staff, Inc.
Employment Consultants, Inc.
Guardian Employer East, LLC
Guardian Employer West, LLC
Outsource Franchising, Inc.
Outsource International of America, Inc.
Synadyne II, Inc.
Synadyne III, Inc.
Synadyne, IV, Inc.
Synadyne V, Inc.
X-tra Help, Inc.